Exhibit (e)(1)(ii)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and between Third Avenue Trust (“Fund Company”) and Foreside Fund Services, LLC (“Foreside”) is entered into as of March 15, 2022 (the “Effective Date”).

WHEREAS, Fund Company and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of one Fund; and

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto which reflects the addition of: Third Avenue International Real Estate Value Fund.

3.	Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

THIRD AVENUE TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Joel Weiss	By:	/s/ Teresa Cowan

Name:	Joel Weiss	Name:	Teresa Cowan

Title:	President	Title:	President

EXHIBIT A

Fund Names

Third Avenue Value Fund

Third Avenue International Value Fund

Third Avenue Small-Cap Value Fund

Third Avenue Real Estate Value Fund

Third Avenue International Real Estate Value Fund